Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES $100 MILLION INCREASE IN

PAIRED SHARE REPURCHASE AUTHORIZATION

CHARLOTTE, N.C. – January 5, 2017 (BUSINESS WIRE) — Extended Stay America, Inc. and ESH Hospitality, Inc. (NYSE:STAY) (together, the “Company”) today announced that the Company’s Boards of Directors authorized an increase of the combined Paired Share repurchase program from $200 million to $300 million of Paired Shares and extended the maturity of the program through December 31, 2017, each effective January 1, 2017. The increase in Paired Share repurchase authorization highlights the Company’s commitment to returning meaningful capital to shareholders while continuing to invest in the Company’s hotel portfolio and growth opportunities.

As of January 1, 2017, the Company had repurchased and retired approximately 9.4 million Paired Shares for approximately $139.8 million. As of January 1, 2017, the Company had approximately $160.2 million in repurchase authorization remaining. Repurchases may be made at management’s discretion from time to time in the open market, in privately negotiated transactions or by other means (including through Rule 10b5-1 trading plans). Depending on market conditions and other factors, these repurchases may be commenced or suspended without prior notice.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 629 hotels in the U.S. and Canada comprising approximately 69,400 rooms and employs over 8,400 employees at its hotel properties and headquarters. The Company’s core brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit www.esa.com for more information about the Company and its services.

Contacts
Investors:	Media:
Rob Ballew	Terry Atkins
(980) 345-1546	(980) 345-1648
investorrelations@esa.com	tatkins@esa.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, future financial performance, expected performance, free cash flow, anticipated share repurchases and other growth opportunities, as such, involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from future results or performance implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 23, 2016 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company, its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

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